Independent Auditors Consent

The Board of Directors
1ST BANCORP:

We consent to incorporation by reference in the registration statement (No. 33-60162) on Form S-8 of 1ST BANCORP of our report dated July 23, 1998 except as to note 13, which is as of August 6, 1998, relating to the consolidated statements of financial condition of 1ST BANCORP and subsidiaries as of June 30, 1998 and 1997 and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 annual report on Form 10-K of 1ST BANCORP.



Indianapolis, Indiana
September 28, 1998